UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 8, 2007

AMERICAN TOWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14195	65-0723837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Huntington Avenue Boston, Massachusetts	02116
(Address of Principal Executive Offices)	(Zip Code)

(617) 375-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 11, 2007, American Tower Corporation (the “Company”) issued a press release announcing that it had successfully refinanced its existing $1.6 billion senior secured credit facilities at the American Tower operating company (“AMT OpCo”) level with a new $1.25 billion senior unsecured revolving credit facility of American Tower Corporation.

At closing, the Company drew down approximately $1.0 billion under the new credit facility and used the net proceeds and cash on hand to repay all amounts outstanding under the existing AMT OpCo credit facilities. The basis for determining interest rates for the new credit facility is determined at the option of the Company with the margin ranging between 0.40% to 1.25% above the LIBOR rate for LIBOR based borrowings or between 0.00% to 0.25% above the defined base rate for base rate borrowings, in each case based upon the Company’s debt ratings. A quarterly commitment fee on the undrawn portion of the credit facility is required, ranging from 0.08% to 0.25% per annum, based upon the Company’s debt ratings.

The new credit facility contains certain financial ratios and operating covenants and other restrictions (including limitations on additional debt, guaranties, sales of assets and liens) with which the Company must comply. The credit facility contains the following three financial maintenance tests with which the Company must comply:

•	a consolidated total leverage ratio (Total Debt to Adjusted EBITDA) of not greater than 6.00 to 1.00 for the Company and its subsidiaries (other than unrestricted subsidiaries);

•	a consolidated senior secured leverage ratio (Senior Secured Debt to Adjusted EBITDA) of not greater than 3.00 to 1.00 for the Company and its subsidiaries (other than unrestricted subsidiaries); and

•	an interest coverage ratio (Adjusted EBITDA to Interest Expense) of not less than 2.50 to 1.00 for the Company and its subsidiaries (other than unrestricted subsidiaries).

Any failure to comply with the financial and operating covenants of the credit facility would not only prevent the Company from being able to borrow additional funds, but would constitute a default, which could result in, among other things, the amounts outstanding, including all accrued interest and unpaid fees, becoming immediately due and payable.

The loan agreement for the Company’s new credit facility is with JPMorgan Chase Bank, N.A. and The Toronto Dominion Bank, New York Branch, as Issuing Banks, Toronto Dominion (Texas) LLC, as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and the lenders that are signatories thereto. The credit facility has a term of five years and matures on June 8, 2012. All amounts will be due and payable in full at maturity. The credit facility does not require amortization of payments and may be paid prior to maturity in whole or in part at the Company’s option without penalty or premium. The credit facility allows the Company to use borrowings for working capital needs and other general corporate purposes of the Company and its subsidiaries (including, without limitation, to refinance or repurchase other indebtedness and, provided certain conditions are met, to repurchase the Company’s equity securities, in each case without additional lender approval).

The foregoing is only a summary of certain provisions of the new credit facility and is qualified in its entirety by the terms of the loan agreement for the credit facility, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 1.02	Termination of a Material Definitive Agreement.

Please refer to the discussion under Item 1.01 above, which is incorporated under this Item 1.02 by reference. In addition, for a summary of the material terms of the AMT OpCo credit facilities, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed on February 28, 2007.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please refer to the discussion under Item 1.01 above, which is incorporated under this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release, dated June 11, 2007 (Furnished herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TOWER CORPORATION
(Registrant)

Date: June 11, 2007	By:	/s/ BRADLEY E. SINGER
Bradley E. Singer
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated June 11, 2007 (Furnished herewith).